EXHIBIT 4.1


                      CERTIFICATE OF ELIMINATION WITH
                    RESPECT TO THE SERIES D CUMULATIVE
                      CONVERTIBLE PREFERRED STOCK OF
                          TALLEY INDUSTRIES, INC.
                        PURSUANT TO SECTION 151(g)


     In accordance with Section 151(g) of the Delaware General Corporation Law, Talley Industries, Inc., a Delaware corporation (the "Corporation"), does hereby certify that the following resolutions respecting its Series D Cumulative Convertible Preferred Stock (the "Series D Stock") were duly adopted by the Corporation's Board of Directors:
          RESOLVED, that no shares of the Corporation's Series
     D Stock are outstanding and that no shares of the Series
     D Stock will be issued subject to the Certificate of Designation previously filed with respect to the Series
     D Stock;

          AND FURTHER RESOLVED, that the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions to eliminate from the Corporation's certificate of incorporation all matters set forth in the Certificate of Designation previously filed with respect to the Series
     D Stock.

     IN WITNESS WHEREOF, Talley Industries, Inc. has caused this certificate to be signed by its duly authorized officer this  23rd
day of    July    , 1996.
                              TALLEY INDUSTRIES, INC.

                                  Mark S. Dickerson
                              By:-------------------------

                              Name:  Mark S. Dickerson

                              Title:  Secretary